Exhibit 10.17

FORM OF
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (the “Agreement”) is made effective January 1, _______ (the “Grant Date”) between SP Plus Corporation, a Delaware corporation (the “Company”), and _________________ (the “Recipient”).
WHEREAS, the Company desires to grant the Recipient a performance award payable in shares of its Common Stock (the “Performance Shares”); and
WHEREAS, the Performance Shares are being issued under and subject to the Company’s Long-Term Incentive Plan dated March 1, 2004, and as subsequently amended (the “Plan”), and any terms used herein which are not otherwise defined in this Agreement shall have the same meanings as under the Plan (the Recipient being referred to in the Plan as a “Participant”).
NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:
ARTICLE I
Defined Terms
1.1    Change in Control. A “Change in Control” shall mean the earliest of (a) the purchase or other acquisition of outstanding shares of the Company’s capital stock by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than the Company or one of its subsidiaries or employee benefit plans), in one or more transactions, such that the holder, as a result of such acquisition, now owns more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors (“Voting Stock”); (b) the completion by any entity, person, or group (other than the Company or one of its subsidiaries or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; or (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock, or (3) the approval by the stockholders of the Company of a liquidation or dissolution of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred hereunder unless such Change in Control also constitutes a “change in control event” (as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder).
1.1    Determination Date
1.2    Payment Date. The Payment Date shall mean the date the Committee determines that the Performance Shares payable upon achievement of the Performance Goals set forth in Exhibit A shall be paid, which date shall be within thirty (30) business days following the Determination Date or, if the Company deems it necessary to comply with any applicable securities laws or blackout limitations, no later than the last day of the calendar year in which the Determination Date occurs.
1.3    Retirement. Retirement shall mean the Recipient’s voluntary termination of employment with the Company on or after attaining age sixty-five (65); provided, however, that the Compensation Committee can designate a retirement by the Recipient prior to age sixty-five (65) as Retirement hereunder.
ARTICLE II
Performance Shares
2.1    Award of Performance Shares. The Company hereby grants to the Recipient a target award of ________ Performance Shares, subject to the restrictions contained herein and the provisions of the Plan.
2.2    Performance-Based Right to Payment.
(a)    The number of shares of Common Stock (the “Shares”) that shall be issued shall be determined based on the Company’s achievement of the Performance Goals as set forth on Exhibit A. On the Determination Date, the Committee, in its sole discretion, shall determine and certify whether and to what extent the Performance Goals as set forth on Exhibit A have been attained. The payment of Shares is contingent on the attainment of the Performance Goals as set forth on Exhibit A. Accordingly, the Recipient will not become entitled to payment with respect to the Performance Shares subject to this Agreement unless and until the Committee determines that the Performance Goals set forth on Exhibit A have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Agreement, the Recipient shall be entitled to payment of that portion of the Performance Shares as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion) as set forth on Exhibit A. Furthermore, except as otherwise set forth in Section 2.3, in order to be entitled to payment with respect to any Performance Shares, the Recipient must be employed by the Company through the end of the Performance Period.
(b)    On the Payment Date, the Company shall deliver to the Recipient a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Performance Shares subject to this award that are payable pursuant to the achievement of the Performance Goals set forth on Exhibit A.
2.3    Forfeiture of Performance Shares Upon Termination of Employment.
(a) Upon the Recipient’s termination of employment prior to the end of the Performance Period, all rights with respect to any unpaid Performance Shares awarded pursuant to this Agreement shall immediately terminate, and the Recipient will not be entitled to any payments or benefits with respect thereto; provided, however, that in the event of the Recipient’s termination of employment by reason of his or her Retirement, death or Disability prior to the end of the Performance Period, the Recipient or the Recipient’s beneficiary or personal representative, as the case may be, shall be entitled to receive, on the Payment Date, Performance Shares awarded pursuant to this Agreement that would have been paid had the Recipient remained employed until the end of the Performance Period.

(b)    Upon a termination of the Recipient’s employment for cause (as such term is defined under Section VII.F.2 of the Plan), whether before or after the end of a Performance Period, the Recipient shall forfeit all rights with respect to any unpaid Performance Shares awarded hereunder.

2.4    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control prior to the end of the Performance Period, the Performance Period shall end as of the date of the Change in Control. The attainment of the Performance Goals shall be measured against actual performance through the date of the Change in Control, with appropriate adjustments being made to the Performance Goals as determined to be reasonable by the Committee, in its sole discretion, to reflect the shortened Performance Period.
2.5    Prohibition Against Transfer. The Performance Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Recipient, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 2.5 shall be void and of no further effect.
ARTICLE III
Miscellaneous
3.1    Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.
3.2    No Rights as Shareholder. The Recipient shall not have any right to exercise the rights or privileges of a shareholder with respect to any Performance Shares until such Shares are distributed.
3.3    Taxes. The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Performance Shares or the payment of Shares in connection therewith, and the Company may defer making delivery with respect to the Shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold Shares to satisfy such withholding obligations.
3.4    No Employment Rights. The award of the Performance Shares pursuant to this Agreement shall not give the Recipient any right to remain employed by the Company or any affiliate thereof.
3.5    Forfeitures. If the Recipient breaches any of the agreements and obligations set forth on Exhibit B hereto (the “Protective Agreements”), any grant, payment or delivery made pursuant to this Agreement during the three (3) year period prior to the breach of the Protective Agreements shall be forfeited. The Company shall notify the Recipient in writing of any such forfeiture within one (1) year of the date it acquires actual knowledge of such breach. Within ten (10) days after receiving such a notice from the Company, the Recipient shall return to the Company any Shares that the Recipient received in connection with the forfeited grant or pay to the Company in cash the value of such Shares, as such value is determined on the date of the notice. The Recipient’s failure to return to the Company any certificate(s) evidencing the Shares required to be returned pursuant to this paragraph shall not preclude the Company from canceling any and all such certificate(s) and Shares. Similarly, the Recipient’s failure to pay to the Company any cash required to be paid pursuant to this paragraph shall not preclude the Company from taking any and all legal action it deems appropriate to facilitate its recovery. The parties further acknowledge and agree that the remedy set forth hereunder is not to be considered a form of liquidated damages and the forfeiture and tender back obligations set forth hereunder shall not be the exclusive remedy hereunder.
3.7    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to SP Plus Corporation, Office of the General Counsel, 200 E. Randolph, Suite 7700, Chicago, Illinois 60601; and if to the Recipient, to ________________________. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company

3.8    Compliance with Section 409A. It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and regulations and guidance related thereto, so as not to subject the Recipient to the payment of any interest or tax penalty which may be imposed under Section 409A of the Code; provided, however, that the Company shall not be responsible for any such interest and tax penalties. If any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be so interpreted, to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance.

3.8    Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Delaware without giving effect to its conflicts of law provisions.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.
SP PLUS CORPORATION

By:
Its:	President and Chief Executive Officer

EXHIBIT A
TO PERFORMANCE SHARE AWARD AGREEMENT
PERFORMANCE GOALS
Payment of Shares granted in the Performance Share Award Agreement is contingent on the attainment of the Performance Goals listed below for the Performance Period.
Target Number of Performance Shares: __________ Shares of Common Stock
Performance Period: January 1, ______ through December 31, _____ [three years]
Performance Goal:
The Performance Shares shall be earned upon the Company’s attainment of certain cumulative levels of [pre-tax free cash flow/pre-tax income] for the Performance Period. For purposes of this Agreement, [pre-tax free cash flow/pre-tax income] shall be as determined by the Company’s independent accountants for the Performance Period on a consolidated basis.
The applicable levels of [pre-tax free cash flow/pre-tax income], and the number of Performance Shares that shall be earned as the result of a attainment thereof, are as follows:

Performance Period Cumulative Free Cash Flow	Percentage of Target Shares
$____M to $____M	50%
$____M to $____M	75%
$____M to $____M	100%
$____M to $____M	125%
$____M to $____M	150%
$____M or more	200%

EXHIBIT B

PROTECTIVE AGREEMENTS

I.	Protection of Trade Secrets

a.
Trade Secrets and Confidential Information. The Recipient recognizes and acknowledges that the Company is and hereafter may became involved in various residential and commercial service related businesses, including without limitation the acquisition and operation of, and the providing of consulting services for, parking facilities, providing on-street and off-street parking enforcement, airport and urban transportation services, commercial security services, and commercial and residential property management services, including, maintenance and cleaning services (collectively, the foregoing to be referred to herein as the “Business”). The Recipient further recognizes and acknowledges that Trade Secrets (as defined in subparagraph b below) of the Company constitute proprietary information that the Company is entitled to protect, which information constitutes special and unique assets of the Company, which is not generally available to the public. With respect to all Trade Secrets, and except as may be required by the lawful order of a court of competent jurisdiction, the Recipient, in consideration for the grant to the Recipient of certain Restricted Stock Units, agrees that he shall:

i.	hold all Trade Secrets in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the Company’s prior written consent,

ii.	use all reasonable precautions to assure that the Trade Secrets are properly protected and kept from unauthorized persons,

iii.	make no use of any Trade Secrets except as is required in the performance of his duties for the Company, and

iv.
upon termination of his employment with the Company (whether voluntary or involuntary, and regardless of the reason or cause) or upon the Company’s request, promptly return to the Company any and all documents and other things relating to the Trade Secrets, all of which are and shall at all times remain the Company’s sole property.

None of the above provisions shall restrict the Recipient from using, at any time after the termination of his employment with the Company, information that is in the public domain or knowledge acquired during the course of his employment with the Company that is generally known to persons of his experience in other companies in the Business.

b.	Definitions. As used in subparagraph a above:

i.
The term “Trade Secrets” shall refer to the Company’s confidential and proprietary information and trade secrets which, by reason of their character as special and unique assets of the Company, the Company is legally entitled to protect, including without limitation (i) information relating to the Company’s manner and methods of doing business, including without limitation strategies for negotiating leases and management agreements, (ii) the identity of the Company’s clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in the Company to the extent such identity has not otherwise been voluntarily disclosed by the Company, (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder, (iv) the identities of beneficiaries under land trusts, (v) the business, developments, activities or systems of the Company, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public, (vi) information concerning the business affairs of any individual or firm doing business with the Company, (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Company or for which the Company has or is providing consulting services, (viii) information pertaining to computer systems, including, but not limited to, computer software, used in the operation of the Company, and (ix) other confidential information and trade secrets relating to the operation of the Company’s Business.

ii.
The term “documents” shall mean all forms of written or recorded information, and shall include without limitation all accounts, budgets, compilations, computer records (including without limitation computer programs, information stored on computer hard drives, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

II.	Intellectual Property Rights

The Recipient agrees to assign to the Company any and all intellectual property rights, including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Recipient while employed by, and relating to the business of, the Company, and the Recipient agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company. The preceding sentence shall not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company was used and which was developed entirely on the Recipient’s own time, unless (i) the invention relates either to the Company’s business or to actual or demonstrably anticipated research or development of the Company, or (ii) the invention results from any work performed by the Recipient for the Company.

III.	Covenants Not To Compete

The Recipient agrees that while he is employed by the Company and for a period of one (1) year after the date on which such employment terminates, the Recipient shall not, directly or indirectly:

a.
have an ownership interest in (other than ownership of 5% or less of the outstanding stock of any entity listed on a publicly traded stock exchange) any corporation, firm, joint venture, partnership, proprietorship, or other entity or association that manages, owns or otherwise engages in the Business, in any of the metropolitan areas in which, as of the time the Recipient’s employment terminates, the Company owns, manages and/or operates its Business facilities (a “Metropolitan Area”),

b.
become employed by, work for, consult with, or assist any person, corporation, firm, joint venture, partnership, proprietorship or any other entity or association that is engaged in a business that is competitive with the Company’s Business in any Metropolitan Area,

c.	contact or solicit business from any client or customer of the Company or from any person who is responsible for referring or who regularly refers business to the Company, or

d.	take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Company.

If the Recipient, after the termination of his employment with the Company, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Recipient acknowledges that it is his responsibility to contact the Company so that the Company may inform the Recipient of its position with respect to such opportunity.